AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated as of this 15th day of November, 2006, to the Custody Agreement, dated November 1, 2005 (the "Agreement"), is entered by and between Illington Funds, a Massachusetts trust (the "Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust intends to create additional funds; and

WHEREAS, the Trust and the Custodian desire to extend said Agreement to apply to the recently added funds; and

WHEREAS, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ILLINGTON FUNDS

U.S. BANK, N.A.

By:  /s/ Salvatore Capizzi

By:  Michael R. McVoy

Name:  Salvatore Capizzi

Name:  Michael R. McVoy

Title:  President

Title:  Vice President

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Exhibit C

to the Custody Agreement of Illington Funds

Fund Names

Separate Series of Illington Funds

Name of Series

Date Added

ILLINGTON OPTI-flex® FUND

11-1-05

Illington Long-Short US Equity Fund

     on or about 12-31-06

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